March 27, 2009

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:

Glen Rose Petroleum Corporation

Dear Sirs:

Our firm is the independent auditor for Glen Rose Petroleum Corporation. We have received a copy of the proposed Form 8-K to be filed March 27, 2009 and concur with its contents and with its represented restatement of expenditures.

Sincerely,

s/s Jonathon P. Reuben CPA

Jonathan P. Reuben CPA,
An Accountancy Corporation
Torrance, California